Exhibit 10.2

CORNERSTONE THERAPEUTICS INC.

DESCRIPTION OF SPECIAL COMMITTEE COMPENSATION

Each member (other than the Chairman) of the Special Committee (the “Special Committee”) of the Board of Directors of Cornerstone Therapeutics Inc. (the “Company”) is entitled to receive an initial fee of $25,000 and a monthly retainer of $5,000, commencing on March 1, 2013, during the duration of his or her service on the Special Committee. The Chairman of the Special Committee is entitled to receive an initial fee of $35,000 and a monthly retainer of $7,500, commencing on March 1, 2013, during the duration of his or her service on the Special Committee.

These fees are in lieu of fees that members of the Special Committee would have been entitled to receive under the Company’s Non-Employee Director Compensation and Reimbursement Policy for service on the Special Committee.